                                                                  Exhibit (p)(7)









                                      FFTW




                                 CODE OF ETHICS

                                    Covering
                                    --------


                          CHARTER ATLANTIC CORPORATION

                      FISCHER FRANCIS TREES & WATTS, INC.

                         FISCHER FRANCIS TREES & WATTS

                    CHARTER ATLANTIC SECURITIES CORPORATION

                                FFTW FUNDS, INC.

              FISCHER FRANCIS TREES & WATTS (SINGAPORE), PTE. LTD.

                 FISCHER FRANCIS TREES & WATTS KABUSHIKI KAISHA

CONTENTS
--------

I.   INTRODUCTION

II.  CONFIDENTIALITY

III. TRADING GUIDELINES FOR ACCOUNTS UNDER INVESTMENT
     MANAGEMENT BY THE FIRMS

IV.  POLICIES GOVERNING BUSINESS ETHICS AND POSSIBLE CONFLICTS
     OF INTEREST

V.   STANDARDS OF CONDUCT

VI.  OBLIGATIONS OF DISINTERESTED DIRECTORS OF THE FUND

VII. RECORDKEEPING REQUIREMENTS


Attachments:

1. Certificate of Receipt
2. Annual Compliance Certificate
3. Proposed Transactions
4. Quarterly Summary of Securities Transaction Form and New Account Form
5. Annual/New Covered Person Transaction Report

                                 CODE OF ETHICS

I.   INTRODUCTION

This Code of Ethics sets forth the policies and procedures of FFTW Funds, Inc. (the "Fund"), Fischer Francis Trees & Watts, Inc. ("FFTW"), and its affiliated companies(1) (each a "Firm" and, collectively, the "Group") regarding business ethics, confidentiality and trading in securities. These policies and procedures are mandatory and are designed to protect the business interests of the Firm and their respective clients. This Code of Ethics is adopted pursuant to Section 15(f) of the Securities Exchange Act of 1934, Section 204A of the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940.

The provisions of this Code of Ethics apply to "Covered Persons." The term "Covered Persons" generally includes any director, officer or employee of any Firm. The term also includes any employee or officer of Investors Capital Corporation or Investors Bank and Trust Company who, as part of his or her regular duties, is involved with providing administrative services to the Fund. The term does not include the "disinterested directors" of the Fund,(2) although those directors are subject to certain requirements, as set forth in
Section V of this Code.

Each Covered Person is required to read and understand the policies and procedures contained in this Code of Ethics and sign the Certification attached hereto on page A-1. Failure to comply with these policies and procedures may subject an employee to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and dismissal from employment for cause. In the event of dismissal for cause, an employee may lose certain benefits from his or her Firm and/or applicable unemployment insurance laws. The relevant Firm will investigate any matter for which the facts suggest that the Code of Ethics may have been violated.

All questions concerning the interpretation or application of the policies and procedures set forth in this Code of Ethics should be addressed to a senior officer of the relevant Firm. All Covered Persons are encouraged to seek advice from legal counsel with respect to any action or transaction which may violate this Code of Ethics and to refrain from any action or transaction which might lead to the appearance of a violation.

----------------

(1) Affiliates of FFTW currently include Charter Atlantic Corporation ("CAC"), Fischer Francis Trees & Watts, a UK partnership ("FFTW UK"), Charter Atlantic Securities Corporation ("CASCO"), Fischer Francis Trees & Watts (Singapore), PTE. LTD. ("FFTW Singapore") and Fischer Francis Trees & Watts Kabushiki Kaisha ("FFTW KK").

(2) Disinterested directors means directors of the Fund who are not officers, employees or otherwise "Interested Persons" of FFTW as that term is defined in
Section 2(a)(19) of the Investment Company Act.

The details set out in this Code of Ethics are in addition to those set out in the Firm's Compliance Manuals, which Covered Persons are also required to read and observe.

II.  CONFIDENTIALITY

PROHIBITION ON TRADING. Confidential information is known by virtually every Covered Person. No confidential information should be used by any Covered Person for any direct or indirect personal benefit during the term of such person's relationship with his or her Firm and after such relationship has ended. This restriction applies regardless of the source of such information and includes trading securities on the basis of such confidential information or advising others to trade on such basis.

WHEN IS INFORMATION "CONFIDENTIAL"? In general, any information received from any source (whether in the course of employment or otherwise) that a Covered Person does not know to have been publicly disseminated should be assumed by such Covered Person to be non-public, confidential information. A Covered Person should not regard information as having been "publicly disseminated" unless he or she can point to some fact or event demonstrating that the information is generally available; for example, disclosure of the information in a press release, in daily newspapers or in public disclosure documents such as prospectuses or annual reports. If a Covered Person is unclear whether information is confidential, he or she should consult a senior officer of the relevant Firm.

Confidential information may be related to the Group, its clients, its employees or other business or governmental entities. Examples of confidential information include information concerning the (i) securities transactions of a client or of any member of the Group before they are executed, (ii) policies of clients that are not publicly known and (iii) the operations or condition of any client.

PROCEDURES REGARDING CONFIDENTIAL INFORMATION. Confidential information should never be disclosed to any outsider (including any relative of a Covered Person). Caution is to be taken against making even casual remarks which might disclose information of a confidential nature or allow the appearance of such disclosure. This applies not only during work and in public places but also at home and in all outside social contacts. Care should be exercised in discussing confidential matters in elevators, at restaurants or in other places where outsiders may be present or where unauthorized personnel could obtain confidential information they should not have. Unnecessary copying of confidential documents should be avoided and documents containing confidential information should not be displayed in elevators or left in conference rooms, on desks or in other locations where they may be seen by outsiders or by unauthorized personnel. Extra or unnecessary documents containing confidential information should be promptly destroyed.


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
TRADE SECRETS. All computer programs, investment methods and techniques, trade secrets and other confidential information developed, created or obtained by or with the assistance of any Covered Person during his or her relationship with his or her Firm is the property of the Firm and no Covered Person has or may exercise any ownership or other rights or interest in any such property or information. A Covered Person may not use any trade secrets, property or confidential information during the course of any future employment. Upon termination of a Covered Person's relationship with the Firm, such Covered Person should return to the Firm all confidential information and trade secrets.

III.    TRADING GUIDELINES FOR ACCOUNTS UNDER INVESTMENT MANAGEMENT BY THE FIRMS

ESTABLISHMENT OF GUIDELINES. Guidelines with respect to the investment policies for each account under investment management (each such account and each investment company registered with the SEC to which one of the Firms acts as an investment advisor is hereinafter referred to as a "Managed Account") shall be determined with each client. Such guidelines shall reflect the investment objectives and the risk preferences of the particular client. The guidelines shall specify among other considerations the type of fixed-income securities and related derivatives which are eligible for purchase and their credit quality which, except when there are specific reasons to the contrary agreed to with the client, will be of "investment grade." In addition, the guidelines may specify permitted or prohibited counterparties or both. All purchases and sales on behalf of any Managed Account shall comply with the guidelines for that Managed Account.

NO FAVORITISM. No Managed Account shall be favored with respect to the selection of securities, sale of securities, or timing of purchase or sale of securities over any other Managed Account. The method of allocating block purchases is discussed below.

TRANSACTIONS WITH OTHER MANAGED ACCOUNTS. No securities shall be sold to or purchased from one Managed Account by another Managed Account, and no securities shall be sold to or purchased from any of the Firms by any Managed Account.

SELECTION OF DEALERS. All securities purchased and sold for Managed Accounts shall be purchased from and sold to established securities dealers, which shall be selected in a manner consistent with seeking to obtain best execution of all securities transactions for each Managed Account. No concessions on prices shall be made to any dealer by reason of services performed or goods supplied or offered to be performed or supplied.

Employees of FFTW UK should also comply with the restrictions on entering into soft commission agreements with brokers, set out in FFTW UK's Compliance Manual.

BLOCK PURCHASES. If at any time it is decided that the same securities should be purchased or sold for one or more Managed Accounts in accordance with their respective investment guidelines, such securities shall, to the extent possible, be purchased or sold as a block, and such securities or the proceeds allocated to the respective Managed Accounts at the price paid per unit allocated. If the aggregate amount of securities purchased or sold is for reasons of price or availability less than the initial amount desired, the actual amount of securities purchased or sold, to the degree it is feasible, shall be allocated among the Managed Accounts in approximate proportion to the initial amounts designated for such Managed Account, unless it is determined by a senior officer of the Firm that it is in the best interests of such managed Accounts to have a different allocation. Any such determination shall be documented and a copy sent to the Chief Risk Oversight Officer or his or her delegee.

If the same securities have been selected for purchase and sale by one of the Firms at the same time and at the same or comparable prices to those selected for the Managed Accounts, such securities shall be purchased or sold to the extent feasible as a block on behalf of one of the Firms and the Managed Accounts. To the extent that only a lesser amount of such securities can be transacted at the price desired, then, unless the Chief Risk Oversight Officer of the Firm or his or her delegee otherwise agrees, the Managed Accounts shall be allocated their full portion and the amount sold or purchased by the Firms shall be reduced accordingly. Each aggregated transaction and the corresponding allocations shall be simultaneously entered on a trade ticket, which shall be time stamped.

PROHIBITION AGAINST TRADING BASED UPON CONFIDENTIAL INFORMATION. No transactions may be executed by or on behalf of any Managed Account or member of the Group based upon any confidential information (including information concerning prospective securities transactions of any other Managed Account) although, subject to the policies outlined above, similar transactions may be executed for such accounts at the same time.

IV.  POLICIES GOVERNING BUSINESS ETHICS AND POSSIBLE CONFLICTS OF INTEREST

The purpose of these policies is to ensure that the interest of the Firms' clients, and those of the Firms in general, come before what might, in any circumstances, be construed as a Covered Person's own individual interest or benefit outside the Group. In the case of FFTW UK, it may be necessary in certain circumstances, to disclose the existence of the conflict to the relevant client; please refer to FFTW UK's Compliance Manual.

Conflict of interest, the potential for conflict, or even the appearance of such conflict is to be avoided. A Covered Person's decisions about the best interests of the clients should not be compromised or appear to be compromised by his or her investments or other interests. Questions of proper business ethics and conflicts of interest are often difficult


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
to discern and to resolve. If there is any question, a Covered Person should consult a senior officer of the relevant Firm for an interpretation of a situation before he or she acts.

OUTSIDE ACTIVITY. Covered Persons are encouraged to engage in worthy activities for their community or personal development. Such activities, however, should not be allowed to impair the working efficiency or responsibilities of the individual. Covered Persons may from time to time be asked to serve as directors, advisors, or in other forms of participation in other companies or organizations. Because such commitments can involve substantial responsibilities and potential conflicts of interest or the appearance of such conflicts, Covered Persons should not accept such positions without the prior approval of a senior officer of the relevant Firm.

PERSONAL FINANCE. In addition to the limitations regarding investment in fixed-income securities (see the following Section V), Covered Persons are prohibited (other than by ownership of publicly traded securities) from having a direct or indirect interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the Covered Person might materially benefit or appear to benefit as a consequence of the Group's activities with the entity. One gauge of materiality would arise if the Group's current or future activities with a given entity might materially affect the economic prospects of that entity. If there is any question, a Covered Person should consult a senior officer of the relevant Firm.

Generally, Covered Persons are expected to conduct their personal finances and investments in a prudent manner. Obviously, there would be a potential danger to the Group, as well as an impairment of productivity because of emotional factors, if a Covered Person were ever to become financially embarrassed.

GIFTS AND ENTERTAINMENT. No Covered Person should offer, give, solicit or accept a gift or entertainment from any person which is likely to significantly conflict with the Group's duties to its customers. Naturally, every effort should be made to refuse as gracefully as possible. The existence of this policy can be cited as the reason for refusing such gifts or entertainment.

Acceptance of even nominal gifts and modest entertainment from dealers or brokers or others seeking favor from a Covered Person or the Group should be discouraged where possible. A gift is more than nominal and entertainment is more than modest if it might in any way influence the recipient, or appear to others that the recipient might be influenced in the conduct of any business with the donor.


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
V.   STANDARDS OF CONDUCT

     A. GENERAL STANDARDS. In connection with the purchase or sale, directly or indirectly, of a "security held or to be acquired" by a Managed Account, a Covered Person shall not:

         1.  employ any device, scheme or artifice to defraud such Managed
             Account;

         2. make to such Managed Account any untrue statement of a material fact or omit to state to such Managed account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such Managed Account; or,

         4. engage in any manipulative practice with respect to such Managed Account.

     B. PRE-APPROVAL OF TRADES IN FIXED-INCOME SECURITIES, INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS(3). Each Covered Person must obtain pre-approval, pursuant to the procedures set forth below for the following transactions:

         1. For transactions in fixed-income securities and related derivative transactions, including foreign exchange; or

         2. For securities issued by clients of the Group that such Covered Person purchases or sells for his own account or for an account in which a Covered Person has a Beneficial Ownership(4); or

---------------
(3) IPO means an offering of equity or debt securities registered under the Securities Act of an issuer not previously subject to reporting requirements. The pre-approval requirement includes transactions in any option to purchase or sell an IPO or private placement security or transactions in any convertible security linked to an IPO or private placement security.

(4) Generally, a Covered Person will be regarded as having beneficial ownership of securities held in his or her name, or in the name of any of the following persons, unless the Covered Person does not have any direct or indirect influence or control over the account in question: (1) his or her spouse or minor child; (2) a relative sharing the same house; (3) anyone else, if the Covered Person: (a) obtains benefits substantially equivalent to ownership of the securities; or (b) can obtain ownership of the securities immediately or at

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
          3. For the acquisition of Beneficial Ownership in any fixed income or equity securities in an Initial Public Offering ("IPO") or private placement.

     The pre-approval requirements do not apply to investments in public open ended mutual funds of either equity or fixed-income securities.

     C. PROCEDURE FOR PRE-APPROVAL. Each transaction requiring pre-approval should be described on the appropriate form attached hereto on page A-3 and submitted for approval to the Chief Risk Oversight Officer or his or her delegee. The required form is available from the Chief Risk Oversight Officer or his or her delegee and should be filled out to identify the security, amount and type of transaction.

     Approval or disapproval will be given as quickly as possible and will be based on the determination by the Chief Risk Oversight Officer or his or her delegee that the transaction requiring pre-approval by the Covered Person does not present a material conflict of interest between the Fund investors and the Covered Person. Records of such pre-approval determinations, will be maintained by the Chief Risk Oversight Officer or his or her delegee pursuant to Article VII.

     D.   REQUIRED REPORTS OF SECURITIES TRANSACTIONS AND HOLDINGS

          GENERAL REQUIREMENTS. Each Covered Person shall report to the Chief Risk Oversight Officer or his or her delegee by completing the following reports on the appropriate form, which forms are attached hereto on pages A-4 and A-5, transactions and holdings in any security(5) by such Covered Person, including any Beneficial Ownership.

          INITIAL REPORTING OF SECURITIES HOLDINGS. Each Covered Person shall make an initial report of the following information not later than ten days after the Covered Person becomes a Covered Person:

          1. The title, number of shares and principal amount of each security in which the Covered Person had any Beneficial Ownership when the person became a Covered Person;

          2. The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any


--------------------------------------------------------------------------------
some future time. If anyone has questions regarding this policy concerning relatives of a Covered Person, he or she should discuss the situation with a senior officer of the relevant firm.

(5) "Transactions and holdings in any security" shall include transactions and holdings in any option to purchase or sell a security or transactions and holdings in any convertible security.




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
          securities were held for the Beneficial Ownership of the Covered Person as of the date the person became a Covered Person; and

     3.   The date that the report was submitted by the Covered Person.

QUARTERLY REPORTING. Each Covered Person shall make a quarterly report of the following information not later than ten days after the end of the calendar quarter in which the transaction to which the report relates.

     Quarterly Reporting of Securities Transactions. With respect to any securities transactions in which the Covered Person had Beneficial Ownership, such reports shall contain the following information:

          1. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and principal amount of each security involved;

          2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          3.   The price at which the transaction was effected;

          4. The name of any broker, dealer or bank with whom the transaction was effected; and

          5.   The date that the report was submitted by the Covered Person.

          If no purchases, sales or other transactions were effected in the quarter in question, the Covered Person should check the appropriate box on the form.

     Quarterly reporting of new accounts. With respect to any new account established by a Covered Person in which any securities were held during the quarter for the Beneficial Ownership of the Covered Person, the reports shall contain the following information:

          1. The name of any broker, dealer or bank with which the Covered Person established the account;


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
               2.   the date the account was established; and

               3.   The date that the report was submitted by the Covered
                    Person.

               If no new securities accounts were established in the quarter in question, the Covered Person should check the appropriate box on the form.

          ANNUAL REPORTING OF SECURITIES HOLDINGS. Each Covered Person shall sign the Annual Certification report form, attached hereto on page A-2, and make an Annual Report of the following information not later than ten days after the end of the calendar year for which the report relates (which must be current as of a date no more than 30 days before the report is submitted).

               1. The title, number of shares and principal amount of each security in which the Covered Person had any Beneficial Ownership;

               2. The name of any broker, dealer or bank with whom the Covered Person maintains an account in which any securities were held for the Beneficial Ownership of the Covered Person; and

               3.   The date that the report was submitted.

     E. EXCEPTIONS TO REPORTING REQUIREMENTS. No reporting by a Covered Person shall be required with respect to transactions in public open ended mutual funds.

     F. RESPONSIBILITY FOR ADMINISTRATION OF THE CODE. The Chief Risk Oversight Officer or his or her delegee shall be responsible for the administration of this Code of Ethics and shall take all steps necessary to implement the provisions of the Code, including the following:

          1. Review of Reports Filed. Reviewing all reports filed under the Code, determining whether all required reports have been filed and obtaining from Covered Persons copies of any overdue reports that have not yet been filed.

          2. Remedial Actions and Sanctions for Violations of the Code. Determining whether the conduct of a Covered Person has violated any provision of the Code and, after consultation with other members of management of the Firm as necessary, deciding on the appropriate action to be taken in response to such violations.

           3. Annual Reports to the Fund's Board of Directors. Preparing and providing to the Board of Directors of the Fund, no less frequently than annually, a written report to the Board describing any issues that have arisen under Article V of this Code of Ethics (Standards of Conduct -- Personal Securities Activities) since the last such report to the Board, including, but not limited to, information about material violations of Article V by Covered Persons and remedial actions taken and sanctions imposed in response to those violations.

VI.   OBLIGATIONS OF DISINTERESTED DIRECTORS OF THE FUND.

      A. OBLIGATION TO AVOID THE DISCLOSURE OR MISUSE OF CONFIDENTIAL INFORMATION. To the extent that a disinterested director of the Fund should learn of any confidential information, that director should conduct himself or herself in accordance with the terms of Article I of this Code.

      B. APPLICABILITY OF GENERAL STANDARDS RELATING TO PERSONAL SECURITIES ACTIVITIES. Each disinterested director shall be deemed to be a Covered Person solely for purposes of Article V, Section A of this Code relating to purchases or sales of securities held or to be acquired by the Fund.

      C. REPORTING OF TRADES WHERE DIRECTOR HAS ACTUAL KNOWLEDGE OF FUND HOLDINGS. If a disinterested director learns or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15 day period immediately before or after the director's transaction in a security, the Fund purchased or sold the same security, or the Fund or FFTW considered purchasing or selling the same security, then the director shall prepare and file with the Fund a quarterly transaction report in accordance with Article V, Section D of this Code of Ethics.


VII.  RECORDKEEPING REQUIREMENTS.

      The Chief Risk Oversight Officer or his or her Delegee shall preserve in an easily accessible place for five years:

      A.   This Code of Ethics and any prior versions;

     B. A list of persons who were required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports;

     C.   A copy of each report made pursuant to this Code of Ethics;

     D. A record of any violation of this Code of Ethics and any action taken thereon;

     E. A record of any decision to approve the acquisition by Covered Persons of IPO or private placement securities under Article III of this Code of Ethics; and

     F. A copy of each annual certification report made pursuant to Rule 17j-1(c)(2)(ii).

     G. The Chief Risk Oversight Officer or his or her Delegee is responsible for maintaining records in a manner to safeguard their confidentiality. Each Covered Person's records will be accessible only to the Covered Person, the Chief Risk Oversight Officer or his or her Delegee and senior management of the firm.

                                 CODE OF ETHICS

                             CERTIFICATE OF RECEIPT




I                          certify that I have received and reviewed a copy of
  ------------------------
the Code of Ethics (the "Code") of FFTW FUNDS, Inc. and the related members of the Group and that I understand the requirements therein and agree to be bound by its terms.





-------------------------                            ---------------------------
Date                                                 Signature of Covered Person

                                 CODE OF ETHICS

                         ANNUAL COMPLIANCE CERTIFICATE

                                      2000


I                            certify that I have received and read a
 ---------------------------
copy of the Code of Ethics (the "Code") of Charter Atlantic Corporation and the related members of the Group and agree to be bound by the Code. I further certify that no breach of this Code has occurred or is occurring and understand that any such breach of the Code is grounds for immediate dismissal for cause. I also certify that I have met all the reporting requirements of the Code.







-----------------------                           ---------------------------
Date                                              Signature of Covered Person

                            PROPOSED TRANSACTIONS IN

                            FIXED-INCOME SECURITIES
                               CLIENT SECURITIES
                          INITIAL PUBLIC OFFERINGS OR
                               PRIVATE PLACEMENTS



Employee:



Purchase or Sell (circle one)


Expected                                Number of Shares/
execution date      Dealer/Broker       Par Amount          Security description
--------------      -------------       ----------          --------------------



Covered Person's signature:
                           -------------------------------------


Approved by:
            -----------------------------------------
                      Stephen C. Francis

                  SUMMARY OF PERSONAL INVESTMENT TRANSACTIONS
                       QUARTER ENDING              , 2000
                                      -------------

               Name (please print):
                                   -------------------------------

Please check as applicable (refer to note below):

       [ ] No transactions to report.     [ ] Transactions to report as follows:

                              NUMBER OF SHARES/                                            DEALER/
                         DATE    PAR AMOUNT       NAME/SECURITY DESCRIPTION     PRICE     BROKER/BANK
FIXED INCOME SECURITIES
------------------------------------------------------------------------------------------------------
Purchases
------------------------------------------------------------------------------------------------------
Sales
------------------------------------------------------------------------------------------------------
EQUITY SECURITIES
------------------------------------------------------------------------------------------------------
Purchases
------------------------------------------------------------------------------------------------------
Sales
------------------------------------------------------------------------------------------------------
OTHER TRANSACTIONS
------------------------------------------------------------------------------------------------------
Purchases
------------------------------------------------------------------------------------------------------
Sales
------------------------------------------------------------------------------------------------------

Has a new account been opened during the past quarter? Yes    No
                                                          ---    ---

If the answer to the question above is yes, please indicate the following:

Name of Broker:                         Date Account Established:
               ------------------------                          ---------------
Signature:                              Date:
          -----------------------------      -----------------------------------

* Shares of mutual funds are not included.

                         Report of Securities Holdings

Name (please print) -----------------------------------------------------------

Security                                       Number of Shares          Broker/Dealer Bank
--------                                       ----------------          ------------------








Check here if       Initial Report
              -----
                    Annual Report
              -----

Signature:                                          Date:
          ----------------------------------------       ----------------------

* Mutual fund shares do not need to be included.